Clarivate Reports First Quarter 2020 Results
— Provides update on outlook for 2020 —
London, UK and Philadelphia, US -- May 4, 2020 - Clarivate Analytics Plc (NYSE: CCC) (the “Company” or “Clarivate”), a global leader in providing trusted insights and analytics to accelerate the pace of innovation, today reported results for the first quarter ended March 31, 2020.
First Quarter 2020 Financial Highlights

•	Revenues of $240.6 million increased 2.8% on a reported basis and up 3.5% at constant currency(1)

•	Adjusted revenues excluding divested businesses increased 10.5% at constant currency(1)

•	Net loss of $74.0 million and adjusted net income(1) of $25.5 million

•	Adjusted EBITDA(1) of $78.2 million increased 32.1%

•	Total cash and cash equivalents of $308.0 million increased $231.9 million
Selected Financial Information
First quarter of 2020 results include one month contribution from the acquisition of Decision Resources Group ("DRG"), which was completed at the end of February 2020, and a full quarter contribution from Darts-ip, which was completed in November 2019, for which there were no comparable amounts in the prior year period. The first quarter of 2020 excludes the results of the MarkMonitor Brand Protection, Antipiracy, and Antifraud products, which were divested on January 1, 2020.

	Three Months Ended March 31,		Change
(in millions, except percentages and per share data)	2020	2019	$	%
Revenues, net	240.6	234.0	6.6	2.8%
Adjusted revenues, net(1)	242.5	234.2	8.3	3.5%
Annual Contract Value (ACV)	820.3	765.1	55.2	7.2%

Net loss	(74.0)	(59.3)	(14.7)	(24.8)%
Adjusted EBITDA(1)	78.2	59.2	19.0	32.1%
Adjusted net income(1) (2)	25.5	N/A	-	-
Adjusted diluted EPS(1) (2)	0.07	N/A	-	-
Net cash provided by operating activities	46.1	42.5	3.6	8.5%
Free cash flow(1)	26.7	36.5	(9.8)	(26.8)%
Adjusted free cash flow(1)	77.9	63.5	14.4	22.7%
(Amounts in tables may not sum due to rounding)

(1)
Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.

(2)	Amounts are not comparable as the company was privately held during the first quarter of 2019.
“The operational and financial improvements we implemented last year are delivering positive results as evidenced by our solid double-digit first quarter growth including a more than 10% increase in adjusted revenue excluding divestitures and a 32% increase in Adjusted EBITDA," said Jerre Stead, Executive Chairman and CEO of Clarivate. "As the COVID-19 pandemic grew, we took immediate actions to ensure the health and safety of our colleagues. We are also meeting the needs of our customers without disruption to any of the products and services we provide. The current environment presents some unique operating challenges requiring us to further control our costs to offset any short-term effects on our business. We are well-positioned to weather this current global crisis, while continuing to pursue our long-term growth objectives."

First Quarter 2020 Operating Results
Revenues, net, for the first quarter of 2020 increased $6.6 million, or 2.8%, to $240.6 million, compared to the prior-year period. Adjusted revenues, net, which excludes the impact of deferred revenues resulting from purchase accounting adjustments primarily related to recent acquisitions, increased $8.3 million or 3.5%, to $242.5 million, compared to the first quarter of 2019.
Subscription revenues for the first quarter of 2020 increased $0.7 million, or 0.4%, to $193.2 million, compared to the prior-year period, primarily driven by recent acquisitions, new business and price increases within both the Science Product Group and IP Product Group. The increase was partially offset by the MarkMonitor divested products in the current year period and a delay in a few contracts being renewed in the first quarter due to temporary customer workflow disruptions which are expected to be renewed during the second quarter. Excluding the impact of acquisitions and divestitures, organic subscription revenues increased 3.3% on a constant currency basis, compared to the first quarter of 2019.
Transactional revenues for the first quarter of 2020 increased $7.5 million, or 18.1%, to $49.2 million, compared to the prior-year period, due primarily to recent acquisitions and an increase from Techstreet sales, partially offset by divested businesses, a decrease in backfile sales and lower CompuMarkTM search volumes. Excluding the impact of acquisitions and divestitures, organic transactional revenues decreased 2.5% on a constant currency basis, compared to the first quarter of 2019.
Net loss for the first quarter of 2020 was $74.0 million, or ($0.22) per share, compared to a net loss of $59.3 million, or ($0.27) per share, in the prior-year period. The year-over-year decrease is due primarily to a significant increase in the provision for income taxes related to the addition of DRG tax provision, increases in taxable income and respective tax expense over the prior twelve month period, and higher transaction, share-based compensation and restructuring expenses in this year's first quarter.
Adjusted EBITDA for the first quarter of 2020 increased by 32.1% to $78.2 million, compared to the prior-year period, driven by higher revenues and ongoing cost savings initiatives.
Adjusted net income for the first quarter of 2020 was $25.5 million and adjusted diluted earnings per share was $0.07. The first quarter diluted earnings per share was negatively impacted by the increase in the provision for income taxes, as noted above, and an increase in the weighted-average shares outstanding due to the merger with Churchill Capital Corp in May 2019, the issuance of ordinary shares in conjunction with the acquisition of DRG and the exercise of public warrants during the first quarter of 2020.
Balance Sheet and Cash Flow
At March 31, 2020 cash and cash equivalents of $308.0 million increased $231.9 million, compared to December 31, 2019 due primarily to proceeds of $277.5 million received from the voluntary exercise of 24.1 million warrants in exchange for ordinary shares of Clarivate.
The Company's total debt outstanding at March 31, 2020 was $1,956.9 million, an increase of $291.9 million compared to December 31, 2019 due to a term loan of $360.0 million incurred during the first quarter of 2020 with net proceeds used to fund a portion of the DRG acquisition offset by a $65.0 million repayment of the revolver in full. Net debt at March 31, 2020 was $1,649.8 million, compared to $1,588.9 million as of December 31, 2019.
Net cash provided by operating activities was $46.1 million for the three months ended March 31, 2020, compared to net cash provided by operating activities of $42.5 million for the prior year period. Adjusted free cash flow for the first quarter was $77.9 million, an increase of $14.4 million, compared to the prior year period.

Updated Outlook for 2020 (forward-looking statement)

We started to see the early effects of the COVID-19 pandemic on our business in China, which we highlighted on our fourth quarter earnings call on February 27. We swiftly took steps to ensure the health and safety of our colleagues around the world by moving to a work from home status. Our teams have continued to meet or exceed their normal productivity and output levels including the content teams which are processing a high volume of material across our business groups. We have experienced no disruption to any of the services we provide to our customers as our industry leading portfolio of products are available online and can be accessed by users from anywhere.

Given the COVID-19 pandemic, we implemented a contingency plan and a tiered cost reduction approach. Our scenario assumptions include: 1) the virus is brought under control in late second quarter of 2020, 2) a gradual lifting of restrictions governing the free movement of labor in mid-to-late third quarter of 2020 and, 3) economic activity begins to recover early in the fourth quarter of 2020.

	Previous Outlook	Updated Outlook
Adjusted Revenues	$1.16B to $1.19B	$1.13B to $1.16B
Adjusted EBITDA	$395M to $420M	No change
Adjusted EBITDA margin	34% to 35%	35% to 36%
Adjusted diluted EPS	$0.53 to $0.59	No change
Adjusted Free Cash Flow	$220M to $240M	No change
Adjusted diluted EPS for 2020 is calculated based on approximately 381.9 million fully diluted weighted average shares outstanding, an increase of approximately 52.1 million shares or 16%, compared to 329.8 million shares outstanding at the end of December 31, 2019. The increase in shares is primarily driven by the February 2020 offering of 27.6 million shares, with proceeds used to fund a portion of the cash consideration for the acquisition of DRG, and the issuance of approximately 29.0 million ordinary shares from the exercise of outstanding warrants.
The above outlook assumes no further currency movements, acquisitions, divestitures, or unanticipated events. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the first quarter at 8:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing 1-888-317-6003 in the United States, 1-412-317-6061 for international, and 1-866-284-3684 in Canada. The conference ID number is 3226578. An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 in the United States, 1-412-317-0088 for international, and 1-855-669-9658 in Canada. The Replay Conference ID number is 10138015. The recording will be available for replay through May 20, 2020.
The webcast can be accessed at https://services.choruscall.com/links/ccc200506.html and will be available for replay.

Investor Day Conference on September 22, 2020
Due to Covid-19 and current travel restrictions, Clarivate has moved its Investor Day Conference in New York City to Tuesday, September 22, 2020. Management will provide an update on the business, with presentations starting at 1:00 P.M. eastern time and concluding at 4:00 P.M. eastern time. Registration is required to attend the event. The event will be simultaneously webcast on the Investor Relations section of the company's website. If you wish to be considered for attendance to the Investor Day Conference, please contact investor.relations@clarivate.com.

Use of Non-GAAP Financial Measures
We currently qualify as a foreign private issuer (“FPI”) under SEC rules. We will retain FPI status until at least December 31, 2020. However, we report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) and beginning with our 2019 annual report, we elected to file our periodic and current reports on Forms 10-K, 10-Q and 8-K.
Non-GAAP results are not presentations made in accordance with GAAP and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted Revenues, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow and Standalone Adjusted EBITDA to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficiently liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are more fully discussed under the caption “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speaks only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate is a global leader in providing trusted insights and analytics to accelerate the pace of innovation. We have some of the most trusted brands across the innovation lifecycle, including Web of Science™, Cortellis™, DRG, Derwent™, CompuMark™, MarkMonitor™ and Techstreet™. Today, Clarivate is on a bold entrepreneurial mission to help our clients reduce the time from new ideas to life-changing innovations. For more information, please visit clarivate.com.

Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$308,021	$76,130
Restricted cash	2,850	9
Accounts receivable, net of allowance for doubtful accounts of $15,072 and $16,511 at March 31, 2020 and December 31, 2019, respectively	343,177	333,858
Prepaid expenses	52,101	40,710
Other current assets	22,099	11,750
Assets held for sale	—	30,619
Total current assets	728,248	493,076
Computer hardware and other property, net	22,953	18,042
Other intangible assets, net	2,282,348	1,828,640
Goodwill	1,823,084	1,328,045
Other non-current assets	22,818	18,632
Deferred income taxes	15,646	19,488
Operating lease right-of-use assets	103,995	85,448
Total Assets	$4,999,092	$3,791,371

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,583	$26,458
Accrued expenses and other current liabilities	239,661	159,217
Current portion of deferred revenues	472,101	407,325
Current portion of operating lease liabilities	25,375	22,130
Current portion of long-term debt	12,600	9,000
Liabilities held for sale	—	26,868
Total current liabilities	778,320	650,998
Long-term debt	1,915,452	1,628,611
Non-current portion of deferred revenues	18,774	19,723
Other non-current liabilities	18,553	18,891
Deferred income taxes	94,638	48,547
Operating lease liabilities	80,229	64,189
Total liabilities	2,905,966	2,430,959
Commitments and Contingencies
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at March 31, 2020 and December 31, 2019; 364,938,052 and 306,874,115 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively;	3,033,033	2,208,529
Accumulated other comprehensive income (loss)	(13,349)	(4,879)
Accumulated deficit	(926,558)	(843,238)
Total shareholders’ equity	2,093,126	1,360,412
Total Liabilities and Shareholders’ Equity	$4,999,092	$3,791,371

Consolidated Statement of Operations (unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenues, net	$240,592	$234,025

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(82,399)	(89,267)
Selling, general and administrative costs, excluding depreciation and amortization	(86,948)	(92,296)
Share-based compensation expense	(17,469)	(3,176)
Depreciation	(2,329)	(2,051)
Amortization	(49,112)	(56,106)
Transaction expenses	(26,689)	(10,270)
Transition, integration and other related expenses	(2,232)	(1,161)
Restructuring	(7,754)	—
Other operating income (expense), net	6,032	(5,617)
Total operating expenses	(268,900)	(259,944)
Loss from operations	(28,308)	(25,919)
Interest expense	(30,940)	(33,101)
Loss before income tax	(59,248)	(59,020)
Provision for income taxes	(14,753)	(240)
Net loss	$(74,001)	$(59,260)

Per Share
Basic and diluted	$(0.22)	$(0.27)

Weighted-average shares outstanding
Basic and diluted	343,129,833	217,526,426

Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(74,001)	$(59,260)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51,441	58,157
Allowance for doubtful accounts and credit losses expense	—	689
Deferred income tax expense (benefit)	4,214	(3,946)
Share-based compensation	16,502	3,176
Deferred finance charges	1,008	2,099
Other operating activities	(7,015)	5,440
Changes in operating assets and liabilities:
Accounts receivable	29,279	(13,362)
Prepaid expenses	(7,349)	(9,813)
Other assets	54,644	(1,507)
Accounts payable	758	4,942
Accrued expenses and other current liabilities	(12,035)	(9,049)
Deferred revenue	40,726	68,929
Operating lease right of use assets	5,919	5,696
Operating lease liabilities	(5,876)	(5,750)
Other liabilities	(52,109)	(3,988)
Net cash provided by operating activities	46,106	42,453

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(19,395)	(5,957)
Acquisitions, net of cash acquired	(885,323)	—
Proceeds from sale of product line, net of restricted cash	3,751	—
Net cash used in by investing activities	(900,967)	(5,957)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of principal on long-term debt	(3,150)	(3,836)
Repayments of revolving credit facility	(65,000)	(30,000)
Payment of debt issuance costs	(5,014)	—
Contingent purchase price payment	(4,115)	—
Proceeds from issuance of debt	360,000	—
Proceeds from issuance of ordinary shares	540,597
Payments related to tax withholding for stock-based compensation	(10,420)
Issuance of ordinary shares, net	278,708	—
Net cash (used in) provided by financing activities	1,091,606	(33,836)
Effects of exchange rates	(2,013)	(190)
Net increase (decrease) in cash and cash equivalents, and restricted cash	234,732	2,470
Beginning of period:
Cash and cash equivalents	76,130	25,575
Restricted cash	9	9
Total cash and cash equivalents, and restricted cash, beginning of period	76,139	25,584
Cash and cash equivalents, and restricted cash, end of period	310,871	28,054

End of period:
Cash and cash equivalents	308,021	28,045
Restricted cash	2,850	9
Total cash and cash equivalents, and restricted cash, end of period	$310,871	$28,054

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$11,405	$21,023
Cash paid for income tax	$4,797	$7,789
Capital expenditures included in accounts payable	$9,528	$6,836

Reconciliation to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)
Adjusted Revenues
Adjusted Revenues excludes the impact of the deferred revenues purchase accounting adjustment (primarily recorded in connection with recent acquisitions).
The following table presents our calculation of Adjusted Revenues for the three months ended March 31, 2020 and 2019 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended March 31,		Variance
(in millions, except percentages)	2020	2019	$	%
Revenues, net	$240.6	$234.0	$6.6	2.8%
Deferred revenues adjustment(1)	1.9	0.2	1.7	NM
Adjusted revenues, net	$242.5	$234.2	$8.3	3.5%

(1)	Reflects the deferred revenues adjustment made as a result of purchase accounting.

Adjusted EBITDA
Adjusted EBITDA is calculated using net (loss) income before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income),stock-based compensation, unrealized foreign currency gains/(losses), transition services agreement costs entered into with Thomson Reuters in 2016 ("Transition Services Agreement"), separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.
The following table presents our calculation of Adjusted EBITDA for the three March 31, 2020 and 2019 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended March 31,
(in millions)	2020	2019
Net loss	$(74.0)	$(59.3)
Provision for income taxes	14.8	0.2
Depreciation and amortization	51.4	58.2
Interest, net	30.9	33.1
Transition services agreement costs(1)	1.6	5.3
Transition, transformation and integration expense(2)	2.2	2.5
Deferred revenues adjustment(3)	1.9	0.2
Transaction related costs(4)	26.7	10.3
Share-based compensation expense	17.5	3.2
Restructuring(5)	7.8	—
Other (6)	(2.6)	5.5
Adjusted EBITDA	$78.2	$59.2

(1)
In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.

(2)
Includes costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.

(3)	Reflects the deferred revenues adjustment as a result of purchase accounting.

(4)	Includes costs incurred to complete business combination transactions, including acquisitions and dispositions, and typically include advisory, legal and other professional and consulting costs.

(5)
Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.

(6)	Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, stock-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income (loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by diluted weighted average shares for the period.
The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three months ended March 31, 2020 and reconciles these measures to our Net loss and EPS for the same periods:

	Three Months Ended March 31,
	2020
(in millions, except per share amounts)	Amount	Per Share
Net loss	$(74.0)	(0.22)
Dilutive impact of potential common shares	—	0.01
Net loss	(74.0)	(0.20)
Transition services agreement costs(1)	1.6	—
Transition, transformation and integration expense(2)	2.2	0.01
Deferred revenues adjustment(3)	1.9	0.01
Transaction related costs(4)	26.7	0.07
Share-based compensation expense	17.5	0.05
Amortization related to acquired intangible assets	40.2	0.11
Restructuring(5)	7.8	0.02
Debt extinguishment costs and refinancing related costs	8.6	0.02
Other(6)	(2.5)	(0.01)
Income tax impact of related adjustments	(4.5)	(0.01)
Adjusted Net income and Adjusted Diluted EPS	$25.5	0.07
Weighted average ordinary shares (Diluted)	366,584,014

(1)
In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.

(2)
Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.

(3)	Reflects the deferred revenues adjustment as a result of purchase accounting.

(4)	Includes costs incurred to complete business combination transactions, including acquisitions and dispositions, and typically include advisory, legal and other professional and consulting costs.

(5)
Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.

(6)	Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for transition services agreement, transition, transformation and integration expenses, transaction related costs and debt issuance costs offset by cash received for hedge accounting transactions. The following table reconciles our non-GAAP free cash flow measure to net cash provided by operating activities:

	Three Months Ended March 31,
(in millions)	2020	2019
Net cash provided by operating activities	$46.1	$42.5
Capital expenditures	(19.4)	(6.0)
Free cash flow	26.7	36.5
Cash paid for transition services agreement(1)	—	12.0
Cash paid for transition, transformation and integration expense(2)	20.6	9.4
Cash paid for transaction related costs(3)	24.1	5.6
Cash paid for debt issuance costs	7.7	—
Cash received for hedge accounting transactions	(1.2)	—
Adjusted free cash flow	$77.9	$63.5

(1)
Includes cash payments to Thomson Reuters under the Transition Services Agreement. These costs decreased substantially in 2019, as we were in the final stages of implementing our standalone company infrastructure. In 2019, the Transition Services Agreement cash paid is offset by cash receipts from the IPM Product Line divestiture.

(2)
Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.

(3)	Includes consulting and accounting costs associated with acquisitions and the sale of MarkMonitor Brand Protection, Antipiracy and Antifraud products.
Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA pursuant to the reporting covenants contained in the Credit Agreement and the Indenture. Standalone Adjusted EBITDA is substantially similar to Consolidated EBITDA and EBITDA as such terms are defined under the Credit Agreement and the Indenture, respectively. In addition, the Credit Agreement and the Indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the Credit Agreement and the Indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.
Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the Transition Services Agreement after we had implemented the infrastructure to replace the services provided pursuant to the Transition Services Agreement, after we had implemented the infrastructure to replace the services provided pursuant to the Transition Services Agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from Thomson Reuters, we have had to transition quickly to replace services provided under the Transition Services Agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period.
Standalone Adjusted EBITDA is calculated under the Credit Agreement and the Indenture by using our Net Income for the trailing twelve month period (defined in the Credit Agreement and the Indenture as our GAAP net income adjusted for certain items specified in the Credit Agreement and the Indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition following the separation of the Company’s business from Thomson Reuters (the “2016 Transaction”) projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the Notes and earnout obligations incurred in connection with an acquisition or investment.
The following table bridges Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects all but three of the adjustments that comprise Standalone Adjusted EBITDA for the periods presented:

Twelve Months Ended March 31,
(in millions)	2020
Net loss	$(225.7)
(Benefit) provision for income taxes	24.7
Depreciation and amortization	193.8
Interest, net	155.5
Transition Services Agreement costs(1)	6.8
Transition, transformation and integration expense(2)	24.1
Deferred revenues adjustment(3)	2.2
Transaction related costs(4)	62.6
Share-based compensation expense	65.7
Restructuring(5)	23.4
Legal settlement	(39.4)
Impairment on assets held for sale	18.4
Other(6)	1.0
Adjusted EBITDA	313.1
Realized foreign exchange gain	(5.5)
DRG Adjusted EBITDA Impact(7)	45.4
Cost savings(8)	44.0
Excess standalone costs(9)	28.5
Standalone Adjusted EBITDA	425.5

(1)
In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.

(2)
Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.

(3)	Reflects the deferred revenues adjustment as a result of purchase accounting.

(4)	Includes costs incurred to complete business combination transactions, including acquisitions and dispositions, and typically include advisory, legal and other professional and consulting costs.

(5)
Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.

(6)	Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.

(7)
Represents DRG Adjusted EBITDA for the period beginning April 1, 2019 until the acquisition date of February 28, 2020 to reflect the company's Standalone EBITDA as though material acquisitions occurred at the beginning of the presented period

(8)
Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs).

(9)	Reflects the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone operating costs, which were as follows:

Twelve Months Ended March 31,
(in millions)	2020
Actual standalone company infrastructure costs	161.5
Steady state standalone cost estimate	(133.0)
Excess standalone costs	28.5
The foregoing adjustments (8) and (9) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Note Regarding Forward-Looking Statements” in the annual report.
The following tables present the amounts of our subscription and transactional revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended March 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Ongoing Business
(in millions, except percentages)	2020	2019
Subscription revenues	193.2	192.5	$0.7	0.4%	5.1%	(7.3)%	(0.7)%	3.3%

Transactional revenues	49.2	41.7	7.5	18.1%	23.0%	(1.6)%	(0.8)%	(2.5)%

Deferred revenues adjustment(1)	(1.9)	(0.2)	1.7	NM	NM	—%	—%	68.3%

Revenues, net	$240.6	$234.0	$6.6	2.8%	7.5%	(6.3)%	(0.7)%	2.3%

Deferred revenues adjustment(1)	$1.9	$0.2	1.7	NM	NM	—%	—%	68.3%

Adjusted revenues, net	$242.5	$234.2	$8.3	3.5%	8.3%	(6.3)%	(0.7)%	2.2%

(1)	Reflects the deferred revenues adjustment made as a result of purchase accounting.

The following tables, and the discussion that follows, presents our revenues by Group for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Group	Three Months Ended March 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Ongoing Business
(in millions, except percentages)	2020	2019
Science Product Group	$147.3	$129.2	$18.1	14.0%	13.2%	—%	(1.0)%	1.8%

IP Product Group	95.2	105.0	(9.8)	(9.3)%	2.3%	(14.0)%	(0.5)%	2.9%

Deferred revenues adjustment (1)	(1.9)	(0.2)	1.7	NM	NM	—%	—%	68.3%

Revenues, net	$240.6	$234.0	$6.6	2.8%	7.5%	(6.3)%	(0.7)%	2.3%

Deferred revenues adjustment(1)	1.9	0.2	1.7	NM	NM	—%	—%	68.3%

Adjusted revenues, net	$242.5	$234.2	$8.3	3.5%	8.3%	(6.3)%	(0.7)%	2.2%

(1)	Reflects the deferred revenues adjustment made as a result of purchase accounting.

The following table presents our calculation of Adjusted Revenues for the Outlook for 2020 and a reconciliation of this measure to our Revenues, net for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Revenues, net	$1,130.0	$1,160.0
Adjusted revenues, net(1)	$1,130.0	$1,160.0

(1)	The Company is evaluating the purchase accounting impact, including the deferred revenue adjustment, related to the DRG acquisition.
The following table presents our calculation of Adjusted EBITDA for the Outlook for 2020 and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Net loss	$(70.6)	$(45.6)
Provision for income taxes	7.8	7.8
Depreciation and amortization	236.9	236.9
Interest, net	93.0	93.0
Transition, transition services agreement, and integration expense(1)	46.4	46.4
Transaction related costs(2)	50.0	50.0
Share-based compensation expense	30.6	30.6
Other	0.9	0.9
Adjusted EBITDA	395.0	420.0
Adjusted EBITDA margin	35%	36%

(1)	Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.

(2)	Includes cost associated with merger and acquisition related activities.

The following table presents our calculation of Adjusted Diluted EPS for the Outlook for 2020 and reconciles these measures to our Net loss for the same period:

	Year Ending December 31, 2020 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss	$(0.18)	$(0.12)
Transition, transition services agreement, and integration expense(1)	0.12	0.12
Transaction related costs(2)	0.13	0.13
Share-based compensation expense	0.08	0.08
Amortization related to acquired intangible assets	0.41	0.41
Income tax impact of related adjustments	(0.03)	(0.03)
Adjusted Diluted EPS	$0.53	$0.59
Weighted average ordinary shares (Diluted)	381,921,495

(1)	Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.

(2)	Includes cost associated with merger and acquisition related activities.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the Outlook for 2020 and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2020 (Forecasted)
	Low	High
(in millions)
Net cash provided by operating activities	$201.8	$217.4
Capital expenditures	(68.8)	(72.4)
Free Cash Flow	133.0	145.0
Transition, transition services agreement, and integration expense(1)	38.0	45.0
Transaction related costs(2)	49.0	50.0
Adjusted Free Cash Flow	$220.0	$240.0

(1)	Includes cash payments related to restructuring and other cost optimization activities.

(2)	Includes cash payments related to merger and acquisition related activities.

Media Contact:
Tabita Seagrave, Head of External Communications
tabita.seagrave@clarivate.com
Investor Relations Contact:
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com
215-243-2202